Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

The Arena Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,800,000	(2)	$3.45	$6,210,000	0.0001102	$685.00
Total Offering Amounts								$685.00
Total Fee Offsets(4)								—
Net Fee Due								$685.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Registrant’s Amended and Restated 2022 Stock and Incentive Compensation Plan (the “Restated 2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Common Stock.
(2)	Represents additional shares of the Common Stock reserved under the Restated 2022 Plan. The Registrant’s stockholders approved an increase to the aggregate number of shares of the Common Stock available for issuance under the Restated 2022 Plan on June 1, 2023.
(3)	Estimated under Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee for the additional shares of the Common Stock reserved under the Restated 2022 Plan on the basis of the average of the high and low prices of the Common Stock as reported on the NYSE American on June 9, 2023.
(4)	The Registrant does not have any fee offsets.